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                                                                      June, 2003

EX 99.CODE ETH


                        SARBANES-OXLEY ACT CODE OF ETHICS
                           FOR PRINCIPAL EXECUTIVE AND
           SENIOR FINANCIAL OFFICERS OF CAM/U.S. REGISTERED INVESTMENT
                                    COMPANIES

I.      Covered Officers/Purpose of the Code

        This code of ethics (the "Code") for Citigroup Asset Management's ("CAM's") U. S. registered proprietary investment companies (collectively, "Funds" and each a, "Company") applies to each Company's Chief Executive Officer, Chief Administrative Officer, Chief Financial Officer and Controller (the "Covered Officers") for the purpose of promoting:

     . honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     . full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

     . compliance with applicable laws and governmental rules and regulations;

     . the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     .  accountability for adherence to the Code.

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.     Administration of Code

        The Regional Director of CAM Compliance, North America ("Compliance Officer") is responsible for administration of this Code, including granting pre-approvals (see Section III below) and waivers (as described in Section VI below), applying this Code in specific situations in which questions are presented under it and interpreting this Code in any particular situation.

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III. Covered Officers Should Ethically Handle Actual and Apparent Conflicts of
     Interest

     Overview. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Company.

     Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as "affiliated persons" of the Company. The compliance programs and procedures of the Company and its investment adviser are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code (see Section VII below).

     Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between a Company and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for a Company or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and a Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of a Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds' Boards of Directors\Trustees ("Boards") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

                         *         *         *         *

     Each Covered Officer must:

  . not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting ( e.g. through fraudulent accounting

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        practices) by the Company whereby the Covered Officer/1/ would benefit personally to the detriment of the Company; or

     . not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Company; and

     . not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market affect of such transactions.

     . There are some potential conflict of interest situations that should always be discussed with the Compliance Officer, if material. Examples are as follows:

             (1) service as a director on the board of any public or private company;

             (2) any ownership interest in, or any consulting or employment relationship with, any of the Company's service providers, other than its investment adviser,

             (3) a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership; and

             (4) the receipt of any gifts or the conveyance of any value (including entertainment) from any company with which the Company has current or prospective business dealings, except:

                    (a) any non-cash gifts of nominal value (nominal value is
             less than $100); and

                    (b) customary and reasonable meals and entertainment at
             which the giver is present, such as the occasional business meal or sporting event.

IV.     Disclosure and Compliance

Each Covered Officer:

     . should be familiar with his or her responsibilities in connection with the disclosure requirements generally applicable to the Company;

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/1/ Any activity or relationship that would present a conflict for a Covered
    Officer would also present a conflict for the Covered Officer if a member of a Covered Officer's family (spouse, minor children and any account over which a Covered Officer is deemed to have beneficial interest) engages in such an activity or has such a relationship.

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     .  should not knowingly misrepresent, or knowingly cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's directors and auditors, and to governmental regulators and self-regulatory organizations;

     . should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and the investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

     . is responsible to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

V.      Reporting and Accountability

        Each Covered Officer must:

     . upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that the Covered Officer has received, read, and understands the Code;

     . annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

     . annually disclose affiliations and other relationships related to conflicts of interest;

     . not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

     . notify the Compliance Officer promptly if he knows of any violation of this Code (failure to do so is itself a violation of this Code).

        In rendering decisions and interpretations and in conducting investigations of potential violations under the Code, the Compliance Officer may, at his discretion, consult with such persons as he determines to be appropriate, including, but not limited to, a senior legal officer of the Company or its investment adviser or its affiliates, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Company's audit committee for the retention of independent auditors to perform permissible non-audit services. The Funds will follow these procedures in investigating and enforcing the Code:

     . the Compliance Officer will take all appropriate action to investigate any potential violation of which he becomes aware;

     . if, after investigation the Compliance Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;

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     .  any matter that the Compliance Officer believes is a violation will be reported to the Directors of the Fund who are not "interested persons" as defined in the Investment Company Act the ("Non-interested Directors")

     . if the Non-interested Directors of the Board concur that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer; and

     . any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules


     The Compliance Officer shall submit an annual report to the Board describing any waivers granted.

VI.      Waivers/2/

        A Covered Officer may request a waiver of any of the provisions of the Code by submitting a written request for such waiver to the Compliance Officer, setting forth the basis of such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Compliance Officer shall review such request and make a determination thereon in writing, which shall be binding.

        In determining whether to waive any provisions of this Code, the Compliance Officer shall consider whether the proposed waiver is consistent with honest and ethical conduct and other purposes of this Code.

     VII.  Other Policies and Procedures

        This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds' investment advisers, principal underwriters, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics of the funds and the investment advisers and principal underwriters under Rule 17j-1 of the Investment Company Act and the Citigroup Code of Conduct and Citigroup Statement of Business Practices as well as other policies of the Fund's investment advisers or their affiliates are separate requirements applying to the Covered Officers and others, and are not part of this Code.

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/2/ For purposes of this Code, Item 2 of Form N-CSR defines "waiver" as "the approval by a Company of a material departure from a provision of the Code" and includes an "implicit waiver," which means a Company's failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company.

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VIII. Amendments

        Any amendments to this Code, other than amendments to Exhibits A, B and C must be approved or ratified by a majority vote of the Board, including a majority of Non-interested Directors.

IX.   Confidentiality

        All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and Company and their respective counsel, counsel to the non-Interested Directors or independent auditors or other consultants referred to in Section V above.

X.    Internal Use

        The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.